Exhibit 99.1

                                  NEWS RELEASE


Contact: Gunther Than
         President and CEO
         View Systems, Inc.
         (303) 783-9153



  View Systems Disputes Claim of Beneficial Ownership By Rubin Investment Group



     Baltimore, MD--(Business Wire)--July 16, 2001 - View Systems, Inc. (OTCBB:VYST) announced today that it has filed a form 8-K with the SEC, disputes the claim of beneficial ownership by Rubin Investment Group ("Rubin"). In its
Schedule 13D filing on July 12, 2001, Rubin claimed beneficial ownership of 2,235,000 shares that it may acquire upon the exercise of certain warrants. The warrants were originally issued by the Company in consideration of Rubin's undertaking to perform certain services for View Systems. Rubin failed to perform, causing substantial harm to the Company, and, as a result, on January 9, 2001, the Company notified Rubin that it cancelled the warrants.

     Even if Rubin had the ability to exercise those warrants, which had been cancelled on January 9, 2001, his statements in his Schedule 13D filing would have been a misrepresentation of the Company's stock covered by the warrants. Rubin stated that the warrant shares represented 19.2% of the Company's common stock based on 9,054,120 outstanding shares. In fact, View Systems reported in its latest publicly filed document 14,871,620 outstanding shares at the time of filing of the Schedule 13D, so that the warrant shares would actually represent only 13.0%, if the warrants were in effect.

About View Systems

View Systems designs, markets and sells a family of CCTV digital recording and video management products and digital identification products based on the Company's proprietary software. The Company uses an open architecture design approach that allows compatibility with commercially available computer and video software hardware.

The statements made in this release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains.

The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-look statements.

Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including without limitation, the company's dependence on third parties, market conditions, technical factors, the availability of outside capital and receipt of revenues, and other factors, many of which are beyond the control of the company.